Ten Stix Changes Name to Motorsports Emporium, Inc.

                -Company Accelerates into Motor Sports Industry-

Scottsdale, Ariz.--Dec. 7, 2004--David Keaveney, CEO of Motorsports Emporium, Inc. (OTCBB: MSEP), announces a new corporate name, new stock trading symbol and acquisition details as it accelerates into the Motor Sports industry.

Keaveney comments, "Our new name and trading symbol identifies us as a motor sports business, focusing on increasing revenues, share price and investor exposure. Our planned spin-off of Ten Stix Gaming this month will complete the transition and leave our gaming company image and its liabilities behind."

Motorsports Emporium Inc., through its operating subsidiary, Scottsdale Diecast, Inc., purchased the assets of ScaleCars, Ltd. as a point of entry into the motor sports industry via its premier website: www.ScaleCars.com. The company has a 2,800 square foot retail showroom in Scottsdale, AZ and an Internet store that averaged $276,000 in annual revenue for the past three years (while being run as a part-time venture). The purchased assets also included a database of 30,000 customers, a large inventory of approximately 2,400 items, a custom digital photo shop, numerous marketing and promotional materials and a rich corporate history. The company plans to utilize cross promotion marketing of additional products and services to expand its customer base to 100,000 and increase revenues to the $1million to $5 million dollar range.

Keaveney stated, "Our acquisition was timely, the price was based on the wholesale cost of current inventory, and the terms were very favorable to both parties. Bottom line, we were in the right place at the right time, in an expanding industry reaching across America and around the world. Retailing die cast cars to enthusiasts is only the first step for Motorsports Emporium. Current revenue at ScaleCars.com is derived from repeat in-store and Internet sales. By ramping up our marketing and exposure we instantly open doors for additional revenue opportunities including product licensing, manufacturing, wholesaling, sponsorships, strategic alliances and racing series."

Keaveney continues, "It's important for the investment community to know that I don't believe our current stock price represents the true value of our future cash flow. With the spin-off of the gaming subsidiary liabilities, the increase in acquired assets and daily cash deposits, our market cap is barely higher than our acquired inventory! As we finish up our financial year on December 31 and the audited numbers are announced, I believe investors will be surprised at our financial progress and they will value the stock more appropriately than its current historical lows."


For further information about Motorsports Emporium, Inc or ScaleCars.com contact David Keaveney at 480-556-0821, via e-mail at dkeaveney@cox.net or to purchase products click on www.scalecars.com.


This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.